ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into by and among FLORIDA GAMING CORPORATION, a Delaware corporation ("Buyer"), FREEDOM FINANCIAL CORPORATION, an Indiana corporation ("Freedom") and INTERSTATE CAPITAL CORPORATION, a Kentucky corporation ("Seller").

                           WITNESSETH:

     WHEREAS, Seller is a wholly-owned subsidiary of Freedom; and

     WHEREAS, Seller is indebted to Freedom and Freedom is indebted to Buyer; and

     WHEREAS, Seller beneficially owns certain unimproved properties and a residential real estate development called Tara
Club Estates, all of which are situated in Walton County, Georgia, as more particularly described in Exhibits A and B, which are attached hereto and incorporated herein (collectively the "Properties"); and

     WHEREAS, Freedom holds fee simple title to the Properties in a constructive trust for the benefit of Seller; and

     WHEREAS, Seller desires to sell and Buyer desires to purchase the Properties, subject to the terms and conditions herein set forth.

     NOW THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, they hereby covenant and agree as follows:

     1. Sale. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and take from Seller all of Seller's right, title and interest in and to the Properties and all improvements, furniture and fixtures located thereon. Freedom agrees to transfer record fee simple title to the Properties to the Buyer at the Closing (as hereinafter defined).

     2. Purchase Price. As consideration for the sale, Buyer agrees to pay Seller the sum of $6,526,265, payable as follows:
(i) $1,081,102 by Buyer's assumption of indebtedness on the Properties owed by Freedom and/or Seller on first mortgage promissory notes to PNC Bank, Kentucky, Inc., Louisville, Kentucky and the First National Bank of Commerce, Commerce, Georgia (collectively the "Banks"), copies of which are attached hereto as Exhibits C and D, respectively, and incorporated herein (the "First Mortgage Notes"), (ii) $2,237,000 by Buyer's issuance of 2,237 shares of Preferred Stock (as hereinafter defined) and
(iii) $3,208,163 by the cancellation of indebtedness owed by Freedom to Buyer on Freedom's secured credit line ("Freedom's Credit Line"). Freedom agrees to simultaneously cancel a like amount of indebtedness owed by Seller to Freedom.

     3. Cancellation of Freedom's Credit Line. As additional consideration for this Agreement, Buyer, Seller and Freedom agree that on the Closing Date (as hereinafter defined), Freedom's Credit Line shall be cancelled and thereafter neither Buyer, Seller nor Freedom shall ever enter into any transaction or otherwise cause or permit any monies to be loaned or advanced, directly or indirectly, by Buyer or any downstream affiliate of Buyer (collectively the "Gaming Group") to Seller, Freedom or any upstream affiliate of Freedom (collectively the "Freedom Group") which would result in any member of the Freedom Group being indebted, directly or indirectly, to any member of the Gaming Group.

     3. Representations and Warranties by Freedom. Freedom represents and warrants to Buyer as follows:

          3.1 Subsidiaries. Freedom owns all of the issued and outstanding shares of capital stock of Seller.

          3.2 Corporate Organization, Etc. Freedom is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Freedom has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Freedom. This Agreement will have been duly executed and delivered by, and constitute a valid and binding obligation of, Freedom, enforceable against Freedom in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

     4.   Representations and Warranties by Freedom and Seller.
Freedom and Seller jointly and severally represent and warrant to Buyer, as follows:

          4.1 Corporate Organization, Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky. Seller has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors and Stockholders of Seller. This Agreement will have been duly executed and delivered by, and constitute a valid and binding obligation of, Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.
          4.2 Title. Seller beneficially owns and Freedom owns record simple title to the Properties free and clear of any and all liens, encumbrances, stipulations, and restrictions, except as disclosed on Exhibits A and B hereto.

          4.3 No Violation. Consummation of the transactions contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease or agreement, or any order, judgment, decree, law or regulation to which any property of Freedom or Seller is subject or by which Freedom or Seller is bound.

          4.4. Brokers. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Freedom or Seller or any action taken by Freedom or Seller.

          4.5 Condemnation Proceedings. Seller has received no notice of, and to the best knowledge of Freedom and Seller there are no pending or threatened condemnation of similar proceedings of any nature whatsoever affecting the Properties or any portion thereof, or that any such proceeding is contemplated.

          4.6 No Violation of Laws. Neither Freedom nor Seller has received any notice from any governmental unit or agency indicating that the Properties or any portion thereof, or any operation conducted therein, are in violation of any statute, code, ordinance, or regulation, and, to the best knowledge of Freedom and Seller no such violation exists.

          4.7 Hazardous Materials. To the best knowledge of Freedom and Seller, neither Freedom nor Seller nor any other party has ever caused or permitted any Hazardous Material (as hereinafter defined) to be placed, held, located, or disposed of on, under, or at the Properties or any part thereof, and neither the Properties nor any part thereof has even been used as a dump or storage site (whether permanent or temporary) for any Hazardous Material. As used herein, Hazardous Material means and includes any hazardous, toxic, or dangerous waste, substance, or material, defined as such in, or for the purposes of, the Comprehensive Environmental Response, Compensation and Liability Act (42 USC 9601 et seq., as amended) or any other "superfund" or superlien" law, or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning any substance or material, as presently in effect. The Properties do not contain any asbestos or radon, or any other substance known or believed by generally accepted authorities to be harmful or injurious to human health or safety. Freedom and Seller jointly and severally agree to indemnify Buyer and hold Buyer harmless from and against any and all loss, liability, damage, injury, cost, or expense (including reasonable attorney fees and expenses) any claims of any and every kind whatsoever, paid, incurred, or suffered by, or asserted against Buyer for, with respect to, or as a direct result of a breach of this warranty, such indemnification being unlimited in duration.

          4.8 Litigation. There is no action, suit, litigation, or proceeding of any nature pending, or, to the best knowledge of Freedom or Seller, threatened, against or affecting the Properties, or any portion thereof, or which could result in the obtaining of a lien or other interest in the Properties by any third party, in any court or before any federal, state, county, or municipal department, commission, board, bureau, agency or other governmental instrumentality.

          4.9 Zoning. To the best knowledge of Freedom and Seller, the current use of the Properties fully complies with all applicable laws, regulations, and ordinances, including without limitation applicable zoning and land use laws, regulations and ordinances.

          4.10 Unpaid Claims. To the best knowledge of Freedom and Seller, there are no unpaid claims of contractors, materialmen, or laborers which could give rise to a lien against the Properties.

          4.11 No Default. Neither of the First Mortgage Notes are in default, neither Seller nor Freedom has received any notice of default with respect to either First Mortgage Note, and neither Seller nor Freedom has performed or failed to perform any act which could cause either of the First Mortgage Notes to become in default.

     5. Representations and Warranties by Seller. Seller represents and warrants to Buyer, as follows:

          5.1 Investment Experience. Seller is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Act"). Seller is aware of Buyer's business affairs and financial condition and has access to and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Preferred Stock of Buyer pursuant to this Agreement. Seller and its officers, directors and stockholders have such business and financial experience as is required to give it the capacity to protect its own interests in connection with the acquisition of the Preferred Stock.

          5.2 Investment Intent. Seller is acquiring the Preferred Stock for its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution within the meaning of the Act. Seller understands that the Preferred Stock will not be registered under the Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Seller's investment intent as expressed herein. Seller has, in connection with its decision to acquire the Preferred Stock, relied solely upon the reports, schedules and other documents filed with the Securities Exchange Commission by Buyer, the representations and warranties contained herein and Seller's investigation of Buyer and its business, assets, liabilities and prospects. Seller will not, directly or indirectly, offer, sell, transfer or otherwise dispose of the Preferred Stock in the absence of an effective registration statement under the Act and any applicable state securities law or the opinion of counsel acceptable to Buyer that an exemption from registration is available.

          5.3 SEC Reports. Seller has received copies of or has access to all materials, reports and documents filed by Buyer with the Securities and Exchange Commission after December 31,
1995 (collectively the "SEC Reports").

     6. Representations and Warranties by Buyer. Buyer represents and warrants to Seller and Freedom, as follows:

          6.1 Subsidiaries. Buyer owns all of the issued and outstanding common stock of Postal Acquisition Corporation, a Delaware corporation, and Florida Gaming Centers, Inc., a Florida Corporation. Florida Gaming Corporation, Postal Acquisition Corporation and Florida Gaming Centers, Inc. are hereinafter sometimes collectively referred to as the "Gaming Companies".

          6.2 Corporate Organization and Good Standing. The Gaming Companies are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. The Gaming Companies have full corporate power and authority to own, use and lease their properties and to conduct their business as such properties are owned, used or leased and as such businesses are currently conducted. The Gaming Companies are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction in which they own or lease properties or where the conduct of their businesses would require such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Gaming Companies taken as a whole.

          6.3 Corporate Power and Authority. Buyer has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Buyer. This Agreement will have been duly executed and delivered by, and constitute a valid and binding obligation of, Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          6.4 Capitalization. At August 31, 1997, Buyer's authorized capital stock consists of:

          (a) 15,000,000 shares of $.10 par value common stock of which 5,468,288 shares were issued and outstanding (excluding the shares to be contributed by Florida Gaming Corporation to Postal Acquisition Corporation pursuant to Section 1 above), of which 1,652,480 shares are owned of record by Freedom Financial Corporation;

          (b) 500,000 shares of $.10 par value Convertible
Preferred Stock, none of which are issued and outstanding;

          (c)  500,000 shares of $.10 par value Series Preferred
Stock, of which 17,000 shares have been designated Class B, C, D or E;

          (d) 1,200,000 shares of $.10 par value Class A
Convertible Preferred Stock, of which 34,435 shares are issued and outstanding;

          (e)  5,000 shares of $.10 par value Class B Convertible
Preferred Stock, of which 545 shares are issued and outstanding;

          (f) 5,000 shares of $.10 par value Class C Convertible
Preferred Stock, of which 345 shares are issued and outstanding;

          (g) 5,000 shares of $.10 par value Class D Convertible
Preferred Stock, of which 100 shares are issued and outstanding;
and
          (h) 2,000 shares of $.10 par value Class E Convertible
Preferred Stock, all of which are issued and outstanding.

     At August 31, 1997, approximately 2,476,000 shares of $.10 par value common stock are reserved for issuance upon the exercise of outstanding options, warrants and conversion rights, including an option to purchase 905,000 shares previously granted to Freedom Financial Corporation.

          6.5 Financial Statements. Buyer's audited consolidated financial statements included in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission and its unaudited consolidated financial statements included in Buyer's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, fairly present the financial condition of Buyer as of such dates and for the periods then ended, in conformity with generally accepted accounting principles consistently applied for the periods covered.

          6.6 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in Buyer's balance sheets dated December 31, 1996 and June 30, 1997, Buyer did not have at such dates any liabilities or obligations (secured, unsecured, contingent or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

          6.7 Absence of Material Changes. Except as heretofore disclosed by Buyer to Seller, there has been no material adverse change in the business, properties, or financial condition of the Gaming Companies, taken as a whole, since June 30, 1997.

          6.8 Litigation. Except as disclosed in the SEC Reports there is no litigation, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against any of the Gaming Companies which if successful might result in a material adverse change in the business, properties, or financial condition of the Gaming Companies, taken as a whole, or which questions the validity or legality of this Agreement or of any action taken or to be taken by Buyer in connection with this Agreement.

          6.9 Contracts. Except as disclosed in the SEC Reports. none of the Gaming Companies is a party to any material contract not in the ordinary course of business which is to be performed in whole or in part at or after the date of this Asset Purchase Agreement.

          6.10 Title. The Gaming Companies have good and marketable title to all the real property and good and valid title to all other property included in the balance sheet of Gaming Corporation as of June 30, 1997, other than property disposed of in the ordinary course of business after said date. Except as disclosed in the SEC Reports, the properties of the Gaming Companies are not subject to any mortgage, encumbrance or lien of any kind except minor encumbrances which do not materially interfere with the use of the property in the conduct of the business of the Gaming Companies, taken as whole.

          6.11 Tax Returns. Except as disclosed in the SEC Reports, the Gaming Companies have (i) filed all tax returns relating to their operations required to be filed by any jurisdiction to which they are or have been subject, (ii) paid in full all taxes due and all taxes claimed to be due by each such jurisdiction, and any interest and penalties with respect thereto, subject to audit by the taxing authority of such jurisdiction, (iii) fully accrued on its books all taxes for any period which are not yet due, and (iv) made timely payments of the taxes required to be deducted and withheld from the wages paid to its employees. All federal, state and local tax returns, schedules, declarations and other tax related documents filed by the Gaming Companies correctly reflect income, expense, deductions, capitals and loss carryovers of the Gaming Companies and the taxes due and are otherwise accurate and complete in all material respects and have not been amended. The Gaming Companies have not received any notice of deficiency or assessment or proposed deficiency or assessment from any federal, state, local or foreign taxing authority which has not been paid. There are no agreements, consents or waivers by the Gaming Companies for the extension of time for the assessment of any taxes or deficiencies against the Gaming Companies or with respect to their operations or assets, and no power of attorney granted by the Gaming Companies with respect to any matter relating to taxes is currently in force.

          6.12 No Violation. Consummation of the transactions contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease or agreement, or any order, judgment, decree, law or regulation to which any property of the Gaming Companies is subject or by which any of the Gaming Companies are bound, except for breaches or defaults which in the aggregate would not have a materially adverse effect on Gaming Companies' properties, business operations or financial condition, taken as whole.

          6.13 Brokers. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer.

     7. Conduct of Gaming Companies Pending Closing. Buyer agrees that between the date of this Agreement and the Closing
(as hereinafter defined):

          7.1 Articles of Incorporation and By-Laws. Except as otherwise provided herein, none of the Gaming Companies will change their respective Certificates or Articles of Incorporation or By-Laws.

          7.2 Capitalization. Except as otherwise provided herein, none of the Gaming Companies will sell or issue any of their capital stock nor pay any dividends or make any other distributions with respect to their common stock.

          7.3 Conduct of Business. Buyer will use its best efforts to preserve and maintain the Gaming Companies' business organizations, employee relationships and goodwill in tact and will not enter into any material commitment except in the ordinary course of business.


     8. Conditions Precedent to Closing. The obligations of the parties hereto to consummate this Agreement is subject to the following conditions:

          8.1 Representations and Warranties True. The representations and warranties herein of all of the other parties hereto shall be true and correct as of the Closing as though such representations and warranties were made at and as of that date, except as affected the transactions contemplated herein.

          8.2 Title Opinion. Freedom and Seller shall have delivered to Buyer title opinions with respect to the Properties in the form attached hereto as Exhibit A and B and incorporated herein.

          8.3 Fairness Opinion. The Committee designated by the Board of Directors of Buyer shall have received an opinion from an investment banker of its own choosing that the Consideration to be paid for the Properties is fair, from a financial point of view, to the public stockholders of Buyer.

          8.4 Regulatory Approvals. Buyer shall have received all regulatory approvals and exemptions, if any, which it is legally required to obtain before effecting the transactions contemplated herein.

          8.5 Lenders' Approvals. Seller and Freedom shall have received written approval of the Banks for the transfer of the Properties to Buyer and for Buyer's assumption of the First
Mortgage Notes.

          8.6 Preferred Stock. Buyer shall have amended its Certificate of Incorporation to authorize the issuance of 2,237 shares of a new Series F Convertible Preferred Stock ("Preferred Stock"). The Preferred Stock shall not be entitled to vote; shall have a par value of $.10 per share and a stated value of $1,000 per share; shall be entitled to cumulative dividends at the rate of 8% of the stated value per share, shall be convertible in whole or in part from time to time at the option of the holder into shares of Buyer's $.10 par value common stock on the basis of 296.6732 shares of Common Stock for one share of Preferred Stock (adjusted for any stock dividends, combinations or splits) and shall be entitled to a liquidation preference equal to the stated value per share plus any unpaid cumulative dividends.

          8.7 Corporate Approvals. This Agreement shall have been approved by the Boards of Directors of Buyer and Freedom by the Board of Directors and Stockholder of Seller.

          8.8 Execution and Delivery of Agreement. This Agreement shall have been executed on behalf of each of the parties hereto and delivered to all of the other parties hereto.
          9. Closing. The Closing (herein so called) shall take place on such date and at such time as the parties hereto shall mutually agree but not later than October 15, 1997 (the "Closing Date"). At the Closing:

     (a) Freedom shall convey the Properties to Buyer by general warranty deed or deeds, free and clear of all liens and encumbrances except as disclosed in Exhibits A and B hereto, and except for governmental laws and regulations (including zoning regulations affecting the Properties.

     (c) Seller shall convey the Properties to Buyer by quitclaim deed or deeds.

     (c) Seller and Freedom shall assign to Buyer all of their respective rights under the terms of any contracts, agreements or leases with respect to the Properties.

     (c) Buyer shall assume $1,081,102 of indebtedness on the First Mortgage Notes.

     (e) Buyer shall issue and deliver a stock certificate or certificates to Seller representing an aggregate of 2,237 shares of Preferred Stock.

     (f) Buyer shall cancel $3,208,163 of the indebtedness owed by Freedom to Buyer on Freedom's Credit Line.

     (g) Buyer and Freedom shall cancel Freedom's Credit Line.

     10.  Termination. This Agreement may be terminated:

          10.1 Mutual Consent. By the mutual consent in writing of the Boards of Directors of Freedom, Seller and Buyer.

          10.2 Unilaterally. By the Board of Directors of Buyer (the "First Party") or by the Boards of Directors of Freedom and Seller (the "Second Party"), upon written notice by either Party to the other Party if the representations and warranties of the other Party are not true and correct at any time prior to or at the Closing or if the transactions contemplated herein have not been effected before October 15, 1997.

          10.3 Effect of Termination. In the event of a termination of this Agreement, each party hereto shall pay the costs and expenses incurred by it in connection herewith and no party hereto (or any of its officers, directors and shareholders) shall be liable to any other party for any costs, expenses, damages or loss of anticipated profits hereunder.

     11. Further Assurances. At any time, and from time to time, after the Effective Date, each party shall execute such additional instruments and take such action as may reasonably be requested by the other parties hereto to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     12. Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     13. Expenses. Each party hereto shall pay all costs and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated herein.

     14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by first class mail, certified or registered, return receipt requested, to the Chairman, Chief Executive Officer or President of the party to which the communication is directed at such party's principal place of business.

     15. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

     16. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     18. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, that any assignment by any party of its rights under this Agreement without the written consent of all of the other parties hereto shall be void.

     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Florida Gaming Corporation, Freedom
Financial Corporation and Interstate Capital Corporation have caused this Agreement to be signed by their officers thereunto duly authorized as of the 24th day of September, 1997.


     FLORIDA GAMING                     FREEDOM FINANCIAL
     CORPORATION                        CORPORATION


     By: /s/Timothy L. Hensley            By: /s/W. Bennett Collett
         Timothy L. Hensley                   W. Bennett Collett
         Executive Vice President             Chairman and Chief
                                             Executive Officer


     INTERSTATE CAPITAL
     CORPORATION



     By: /s/W. Bennett Collett
         W. Bennett Collett
         Chairman and Chief
         Executive Officer